CENTRAL PUERTO S.A.

INSIDER POLICY

August 13, 2018

The securities laws of Argentina, the United States and other jurisdictions prohibit the operation of debt securities or participation of a company when inside information is held about that company. In order to take a more active position in promoting compliance with such laws and in preventing insider trading violations by its authorities, directors, employees and others, Central Puerto S.A. (hereinafter, the "Company") has adopted the policies and procedures described in this memorandum (hereinafter, the "Policy").

I.	Policy Enforcement

This policy applies to all transactions of the securities of the Company or of Distribuidora de Gas Cuyana S.A., including ordinary shares, ordinary share options, debt securities and any other type of securities that the Company issues from time to time, such as preferred shares, warrants and debentures convertible into shares. It also applies to derivatives related to the Company's securities, including securities that can be converted into securities of the Company, whether or not issued by the Company, such as options listed on the stock exchange. The term "Company Securities" is used to refer to all securities to which the Policy applies. The Policy applies to all acts performed by directors, employees, temporary employees, independent consultants. The term "Persons of the Company" is used to refer to all individuals or entities that are subject to the policy.

Certain parts of this Policy impose additional obligations on certain Persons in the Company who have had, or are likely to have, regular or special access to inside information in the normal course of their duties (hereinafter referred to as "Insiders"). The individuals identified in Exhibit A have been determined by the Company to be Insiders for purposes of this Policy. The Compliance Officer, in consultation with the Finance Manager if necessary, will maintain the list of Insiders, and may remove or add individuals to the list as he or she deems necessary.

The restrictions and prohibitions contained in this Policy on acts performed by a Company Person also apply to acts performed by the spouse and minor children of a Company Person, and by any entity that is directly or indirectly influenced or controlled by a Company Person (hereinafter, “Related Persons"). Each Company Person is responsible for ensuring that such persons or entities do not engage in activities that are restricted or prohibited by this Policy.

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This Policy (or a summary) must be provided to all new Company Persons at the beginning of their relationship with the Company or its subsidiaries, and must be in circulation at least annually among all Company Persons.

II.	Policy Statement

General Insider Trading Ban

Do Not Operate or Disclose Inside Information Data

No Person in the Company shall, while in possession of inside information about the Company:

•	Buy, sell, or otherwise engage in any transaction, either directly or indirectly, any security of the Company, except as described in Section "Some Exceptions" of this Policy;
•	Make recommendations or express opinions about the operation with securities of the company based on such information;
•	Disclose such information to a third party, including family and household members; or
•	Assist anyone in the activities mentioned above.

The above restrictions also apply to dealing in the securities of another Company where inside information relating to that Company is in possession, provided that such information has been obtained in the course of employment with or by any other service performed on behalf of the Company or any subsidiary of the Company.

Operations that are necessary or justifiable for independent reasons (such as the need to raise money for an emergency expense) are not exempt from these restrictions. Securities laws do not recognize mitigating circumstances. In any case, even something that appears to be a dishonest operation should be avoided in order to preserve the Company's reputation for adhering to the highest standards of conduct.

"Inside Information" (Material, Non-Public Information)

Substantial Information. It is not possible to define all categories of material information, as the enforcement authorities' final definition of material will be based on an assessment of all facts and circumstances. Information that is not substantial at one time can then become substantial and vice versa.

In general, information is considered to be "material" if there is a reasonable possibility that it would have been considered material by an investor at the time of making the decision to buy, hold or sell securities. Any information that could be expected to affect a company's share price, either positively or negatively, and whether the change is large or small may be considered material.

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It can be difficult by this standard to determine what particular information is meaningful, but there are certain categories of information that are particularly sensitive and that, as a general rule, should always be considered meaningful. Examples of such information include:

•	Financial results;
•	Technological changes;
•	News of an impending or proposed merger;
•	News of the disposition or acquisition of significant assets or of a subsidiary;
•	Significant impairments, debt cancellations or restructurings;
•	Creation of a significant direct or contingent financial obligation;
•	Imminent bankruptcy or financial liquidity problems;
•	The acquisition or loss of an important customer or supplier;
•	Changes in dividend policy;
•	Significant changes in prices;
•	Stock split;
•	New issues of shares or debt;
•	Significant exposure to lawsuits or enforcement of certain regulations due to actual or potential lawsuits, investigations, or enforcement activities;
•	Major changes in high-level management;
•	Significant contracts that are not part of the ordinary course of business (or the completion thereof); and
•	The termination or reduction of the business relationship with a client that provides significant income to the Company.

The Compliance Officer, in consultation, where appropriate, with the Chief Financial Officer or any other member of the Company's senior management has the authority to determine whether the information is inside information.

Non-public information. Information is not considered public until it is widely disclosed to the market (for example, when it is included in a press release or in a document that is submitted to the Securities and Exchange Commission ("SEC"), and the investing public has had time to assimilate the information in its entirety. The information will be deemed to have been fully digested by 9:30 a.m. EST on the second "day of operation" after the information has been communicated. A "trading day" is a day when the New York Stock Exchange is open. If, for example, the Company makes the announcement on a Monday, announcement information would be considered public as of 9:30 a.m. EST on Wednesday (assuming all relevant days are "days of operation").

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Special Restrictions and Prohibitions

The following transactions present high legal risk or appear to involve inappropriate conduct by Company Persons, and are restricted and prohibited as follows. The restrictions and prohibitions apply even if the relevant Company Person does not possess inside information.

Short Selling

Short selling of securities (i.e., the sale of a security that the seller does not have), by their nature, reflect the expectation that the value of the security will fall. Short selling can create inappropriate incentives and signal to the market the lack of confidence in the future of the Company. Accordingly, no Company Person may engage in short selling of the Company's Securities.

Publicly Traded Options

Sale is the option to sell a security at a specific price before a certain date, and purchase is the option or right to buy a security at a specific price before a certain date. In general, put options are bought when a person believes that the value of a security is going to fall. An options trade is, in fact, a bet on the short-term movement of a company's securities, and may have the appearance of a quote on the basis of insider information. Options trading may also direct a Company's attention to short-term performance to the detriment of the Company's long-term objectives. Accordingly, no Company Person may engage in the sale, purchase, or other derivative transaction of securities in connection with the Company's Securities, other organized market, or otherwise.

Hedging Operations

Some forms of hedging or monetization transactions, such as zero-cost collars, equity swaps, exchange-traded funds, and early sale contracts, allow the shareholder to lock up some of the value of his or her stock holdings, often in exchange for all or part of the stock's potential upward appreciation. These operations allow the shareholder to continue to be the holder of the covered securities, but without all the risks and benefits derived from the right of ownership. Since participation in these transactions may cause the Company Persons to no longer share the same objectives as the other shareholders of the Company, no Company Person may engage in such transactions.

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Margin Accounts and Pledges

Securities in margin accounts as collateral for margin loans may be sold by the broker without the client's consent if the client fails to meet the purchase margin. Likewise, pledged securities (or mortgaged) as loan guarantees can be foreclosed if the borrower does not repay the loan. Margin sales or executions that occur when the lienholder has knowledge of inside information or when it is unable to trade in Company Securities are restricted under this Policy on transactions in such circumstances. Therefore, no Company Person may hold Company Securities in margin accounts or pledge them as collateral for a loan.

Blackout Periods

The Company has established quarterly lock-up periods, and may impose additional special lock-up periods, which are described below.

Quarterly Lock-Up Periods. The quarterly lock-up period begins fifteen 15 days prior to the close of the fiscal quarter and ends at 9:30 a.m. EST on the second trading day following the release of the Company's quarterly earnings. Insiders will not be able to make trades in respect of the Company's Securities during a quarterly lock-up period.

The Company acknowledges that an Insider may experience exceptional circumstances that may require a transaction during a lock-up period. In such a case, the Insider must request permission to do so from the Compliance Officer. Authorization to operate during a lock-up period is at the discretion of the Compliance Officer and the Finance Manager.

Special Lockout Periods. On occasion, the Compliance Officer may impose special lock-up periods, during which Insiders and others affected will be prohibited from trading in Company Securities. In the event of a special lock-up period, the Compliance Officer will notify the Insiders and other affected parties, who will not be able to trade in the Company's securities until notified in writing. The imposition of a lockout period is privileged information in itself; and the fact that it has been imposed may not be disclosed to third parties.

Modification of a Lockout Period. The Compliance Officer may shorten, suspend, terminate or extend the lock-out periods at any time and for such length as he deems appropriate in the light of the relevant circumstances. Any person affected by such modifications will be duly notified.

Some exceptions

The following routine operations, within the limits described, are generally not subject to the restrictions on operations in this Policy. The Company reserves the right to prohibit any such operations when, in its sole discretion, it deems it necessary.

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Exercise of the Stock Option

This policy does not apply to the exercise of any employee's stock option for which a Company Person pays cash to exercise and hold the shares, or for the "net exercise" of a withholding tax pursuant to which a Company Person elects to have the Company retain shares that are subject to an option in order to comply with withholding requirements of taxation. This policy applies, however, to any sale of shares as part of the cashless exercise of a call option or any other market sale with the assistance of a broker for the purpose of generating the cash necessary to pay the exercise price of an option.

Allocation of Restricted Shares and Restricted Stock Units

This policy does not apply to the transfer and payment of restricted stock and restricted stock units or to the withholding or sale of shares to the Company to satisfy withholding tax obligations following the transfer of restricted stock or restricted stock units. However, this policy does apply to any stock market sale after the transfer.

Additional Procedures and Guidelines

Operations under Standard 10b5-1 Plans

The implementation of a trading plan under Rule 10b5-1 of the Stock Exchange Act allows a person to direct his broker to buy or sell shares of the Company, provided that the dates, prices and quantities of the planned trades are specified in the plan or a formula is established to obtain them. Transactions under a Standard 10b5-1 plan that meet the requirements below generally may be entered into, even if the person who established the plan may have inside information at the time of the transaction.

An operation plan may be established only when a person does not have privileged information and when the blocking period is not in effect. Any person subject to this Policy who wishes to enter into a Rule 10b5-1 plan must do so through the Company's broker. Any subsequent modifications to a Standard 10b5-1 plan shall be approved by the Compliance Officer.

Whether or not pre-authorisation is granted will depend on all the facts and circumstances at the time, but the following guidelines should also be taken into account:

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•	The plan of operation shall be in writing and shall be entered into only when there is no blackout period in effect and when the individual is not privileged information;
•	The plan of operation must be adopted in good faith and not as a plan or scheme to evade fraud prevention regulations under the federal securities laws;
•	The individual may not have more than one plan of operation at any time, and may not make trades outside of the plan;
•	The operation plan must provide that the Company terminates it at any time that it considers that the operation, in accordance with its terms, cannot legally occur;
•	Operations, according to the operation plan, may not begin until 30 days have elapsed from the date of execution of the plan;
•	The operation plan must be valid for a period of not less than one year if there are no special circumstances;
•	The operation plan should establish relatively simple parameters for setting prices (e.g., limiting orders), rather than complex formulas for determining when trades should occur under the plan and at what price;
•	The operation plan, in general, may not be finalized or modified once it has been entered into to avoid questioning the good faith of the plan; Modifications shall be made only when there is no blocking period in which the person does not have inside information and operations, according to the modified plan, may not commence until 30 days have elapsed since the execution of the modification;
•	Operating plans do not eliminate the need to file Form 144 and the fact that a transaction to be reported was or will be performed under an operation plan must be stated on the appropriate form; and
•	A copy of the signed version of any pre-authorized operation plan shall be submitted to the Compliance Department for retention in accordance with the Company's Records Retention Policy.

Pre-authorization

Insiders must obtain written pre-authorization from the Compliance Officer prior to trading Company Securities, including off-lock transactions, the exercise of stock options by directors or employees, and any donations of Company securities. A form for such purposes is provided on Exhibit B. The application for pre-authorisation must be submitted at least two days prior to the proposed operation. The Compliance Officer is not required to approve such operations. The pre-authorisation of any transaction is only valid for a period of 48 hours. If the order for the operation is not carried out within such a period, the pre-authorization must be requested and approved again in writing. Applicants should treat rejections of pre-authorization applications as confidential.

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Confidentiality of Inside Information

Company Persons must maintain the confidentiality of Company insider information. In the event that the Company Person receives an inquiry or a request for information (in particular, financial results and/or projections, and even affirming or denying Company information), from any person or entity outside the Company, such as a stock analyst, and responding does not form part of the Company Person's corporate duties, such inquiry or request shall be referred to Investor Relations, who shall determine whether such inquiry, in turn, should be forwarded to the Compliance Officer.

Personal Responsibility

All Persons in the Company have a personal responsibility to comply with this Policy. On certain occasions, the Persons of the Company must renounce the proposed transaction of the Company's Securities even if they planned to carry out the operation before knowing about the privileged information. While the Compliance Officer should and should be consulted regarding the application of this Policy, including the appropriateness of engaging in a particular transaction at a particular time, the responsibility for adhering to this Policy, preventing illegitimate transactions, and ensuring that Related Persons (as described above) do the same rests with each Person in the Company.

Post-Completion Operations

This Policy applies even after the termination of employment or service with the Company. If the Company Person is in possession of inside information at the time his or her employment or service ends, such person may not deal in Company Securities (or securities of another company, as described in this Policy) until such information is public or no longer privileged.

III.	Criminal and Civil Liability and/or Disciplinary Action

Criminal and Civil Liability

Under U.S. securities law, persons who deal in securities of a corporation at the time of insider information of the corporation, or who disclose inside information, make recommendations or express opinions based on such inside information to persons who are involved in dealing in the securities of the corporation ("tipping" or "disclosure of confidential information"), they will be subject to monetary fines and imprisonment.

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The Company and supervisory staff also face civil and criminal liability if they fail to take the necessary precautions to prevent illegal insider trading.

The SEC has imposed large fines even when the person disclosing the information does not make a profit from the trade: there is no minimum profit amount to file shares.

Possible Disciplinary Action

Company Persons who fail to comply with this Policy will be subject to disciplinary action by the Company, which may include disqualification from participating in the Company's future capital incentive plans or termination of employment.

IV.	Monitoring Compliance

The Compliance Officer shall monitor compliance with this Policy, and shall review it periodically in conjunction with the Board of Directors' Audit Committee. In addition to other duties set forth in this Policy, the Compliance Officer shall be responsible for the following:

•	Pre-authorise all transactions involving the Company's Securities by Insiders to determine compliance with this Policy, the insider trading laws and Regulation 144 enacted pursuant to the Securities Act of 1933, as amended;
•	Send quarterly and other reminders to Insiders regarding the start and end of blackout periods;
•	Send notifications to Insiders and other affected individuals regarding special blackout periods;
•	Periodically circulate this Policy (and/or a summary) and coordinate trainings regarding it for the Persons of the Company;
•	Circulate this Policy in a timely manner and coordinate training for all people who become Persons of the Company;
•	Maintain an updated version of this Policy on the Company's intranet website; and
•	Assist the Company in the implementation of this Policy, including by monitoring relevant changes in legislation, regulation or practices and appropriate changes to this Policy and related practices and procedures.

The Compliance Officer has ultimate responsibility for all matters relating to the interpretation and enforcement of this Policy.

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VI.	Consultations

Any Company Person having questions about this Policy or the implementation of any proposed transaction may obtain additional advice from the Compliance Officer. If there are any doubts regarding the appropriateness of any communication, please consult the Compliance Officer before communicating with other individuals; in particular, brokers or other persons or entities that contemplate or carry out securities transactions.

VII.	Confirmation

All Persons in the Company must confirm that they understand and seek to comply with this Policy.

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ANNEX A

INSIDERS

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ANNEX B

Authorization Request Form

Name:

Charge:

Date of the Proposed Operation:

Type of Securities for the Transaction:

Type of Transaction (Hedging/Pledge/Buying/Selling/Enrolling in the 10b5-1 Plan (if the Plan, please attach it)/Donation):

Number of Actions Involved (if applicable):

Certification

I hereby certify that I do not have in my possession privileged information about the Company and/or its subsidiaries. I understand that inside information means information of the Company that (a) is not known to the general public, and (b) if it were publicly known, would likely affect the market price of the Company's securities or a person's decision to buy, sell or hold the Company's securities. I understand that if I trade at the same time that I possess inside information, I may be subject to serious penalties, both civil and criminal, and may be subject to disciplinary action by the Company, which may result in termination due to the employment relationship.

_______________________________________

Name:

Date:

Review and Decision

The undersigned has reviewed the application and approves/prohibits (circle an option) the proposed operation(s).

_______________________________________

Name:

Position: Compliance Officer

Date:

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Comprehension

The undersigned hereby confirms that he or she has read and understood the Insider Trading policy of the Company.

_________________________________________

Printed name:_______________________________

Date:_____________________________________

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